Exhibit 4(s)
VARIABLE ANNUITY AMENDMENT

Made a part of the Contract to which it is attached.

In the case of a conflict with any provision of the Contract, the provisions of this Amendment will control.

Under Article 6, Death Benefits, the Section entitled Determination of Amounts is amended to include the following option:

OR

The Death Benefit is equal to the Contract Value as of the Valuation Date on which the death claim is approved by the LNY Home Office for payment.

Lincoln Life & Annuity Company of New York

AR-440 NY 06/05